Exhibit 99.2

MEDIA CONTACT Intervoice, Inc. Stephanie Leonard + 1 (972) 454-8231 stephanie.leonard@intervoice.com 24-05	FOR IMMEDIATE RELEASE

Intervoice Secures $5.8M Order from International Distributor to
Deploy Enhanced Messaging Services in Latin America

New Customer Sale of Omvia® Media Exchange Solution; Addressing Growing
Momentum of Wireless Telecommunications Services in Latin America

DALLAS — June 15, 2005 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced that it has executed a contract and received an order valued at approximately $5.8 million from an international distributor for its new Omvia® Media Exchange solution, an IP-based multimedia enhanced services solution. The solution is expected to be deployed as part of a national GSM network in Latin America over the next five months. The Omvia Media Exchange platform will allow the customer to provide advanced services such as unified messaging, MMS and voice automation as well as portal access to a variety of content including individual calendars. Validating the Company’s continued focus on the global network market, Intervoice expects to implement the solution during the second and third quarters of Fiscal 2006.

“This sale further demonstrates market acceptance and momentum of our new Omvia Media Exchange product,” said Bob Ritchey, Intervoice’s President and Chief Executive Officer. “We are also excited about the first deployment of Omvia Media Exchange in the Latin American marketplace utilizing a Spanish voice user interface (VUI).”

Omvia Media Exchange is designed to help reduce subscriber churn, increase loyalty and to reduce both acquisition and operational costs. Omvia Media Exchange offers an attractive suite of multimedia applications – such as voice-navigated messaging, custom ringback tones, email, fax, images and video – all from a single subscriber mailbox with an intuitive, easy-to-use self-service portal. The advanced features of the Omvia Media Exchange solution enables telecommunications providers to better serve their customer base by providing multiple access methods for extended media.

The solution provides leading-edge services such as the advanced speech navigation of voice mail, text-to-speech-based email retrieval and deposit as well as voice-to-MMS push/pull.

Adding to these customer-oriented application choices is simple as Omvia Media Exchange incorporates a flexible service creation environment that encourages the development and deployment of a wide range of applications quickly and seamlessly without interrupting current services. The IP-based platform from Intervoice provides a comprehensive set of subscriber log-ins, profiles, contacts and greetings with centralized storage of all subscriber information and a customizable mix of multimedia options, from messaging and voice activated dialing to multiple language options and web user interfaces that dynamically enables service providers to add, delete or modify services based on market feedback or changing trends.

It is not unusual for Intervoice to receive a commitment of this size, and the announcement of this commitment, or any commitment, is not indicative of Intervoice revenues for any fiscal reporting period.

About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises, network operators and developers with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company’s two business units focus on enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems are proven in more than 23,000 implementations worldwide across all industries including: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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